10390 Pacific Center Court, San Diego, CA 92121-4340 858·646·1100, FAX: 858·646·1150 www.vical.com	News Release

FOR IMMEDIATE RELEASE
November 21, 2008

Contact:	Alan R. Engbring	Jill M. Church
	Executive Director, Investor Relations	Vice President and Chief Financial Officer
(858) 646-1127
Website: www.vical.com

Vical Announces Strategic Restructuring and Staff Reduction

SAN DIEGO—November 21, 2008—Vical Incorporated (Nasdaq:VICL) today announced a strategic restructuring including a staff reduction of 29 employees, approximately 20% of the company’s total workforce, and accelerated closure of a research facility. Following the restructuring, the company will have approximately 120 employees and expects to reduce future net losses and cash burn by approximately $4 million annually.

The restructuring is designed to preserve capital and focus the company’s efforts on its most advanced product development programs: its Allovectin-7® immunotherapeutic currently in a pivotal Phase 3 trial in patients with advanced metastatic melanoma, and its DNA vaccine for cytomegalovirus (CMV), currently in a Phase 2 trial in stem cell transplant recipients. The company is exploring partnering opportunities for the congenital disease application of its CMV vaccine and for its pandemic influenza DNA vaccines.

“Vical is fortunate to have sufficient capital for its near-term needs,” said Vijay Samant, Vical’s President and Chief Executive Officer, “but in the current economic climate, we needed to reduce spending and focus our efforts on advancing our two late-stage product development programs toward the achievement of key milestones. We regret the impact this unavoidable decision will have on our departing employees, whose past dedication and efforts have supported Vical’s significant progress. We wish them and their families all the best through this difficult period of transition.”

The company expects to incur restructuring charges of approximately $0.8 million in the fourth quarter of 2008, associated with personnel-related termination costs, and another $0.5 million in the first quarter of 2009 related to the facility closure. The company will provide additional details on the impact of this restructuring with the issuance of its 2008 year-end results and 2009 financial guidance in February 2009.

About Vical
Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company’s DNA delivery technology include DNA immunotherapeutics for cancer, in which the expressed protein is an immune system stimulant; DNA vaccines for infectious diseases, in which the expressed protein is an immunogen; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs. Additional information on Vical is available at www.vical.com.

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about specific restructuring activities; future cash expenditures and operating expenditures; development of Allovectin-7®, the CMV vaccine and the pandemic influenza vaccine; and strategic partnerships. Risks and uncertainties include: whether we will be successful in securing partnering opportunities for the congenital disease application of our CMV vaccine or for our pandemic influenza DNA vaccines; whether our costs will decline after the restructuring to the levels we expect; whether Vical or others will continue development of Allovectin-7®, the CMV vaccine, the pandemic influenza vaccine or any other product candidates; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; whether we will achieve key milestones in either our Allovectin-7® or CMV vaccine programs; the dependence of the company on its collaborative partners; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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